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                                                                     EXHIBIT 5.1

                                  June 12, 2002

Merix Corporation
1521 Poplar Lane
Forest Grove, Oregon  97116

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Merix Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to 1,287,996 shares of the Company's Common Stock, no par value (the "Shares"), that are issuable upon the conversion of the Company's 6.5% Convertible Debentures due May 30, 2007 (the "Debentures") pursuant to the terms thereof. We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when and if issued and delivered upon conversion of the Debentures pursuant to the terms thereof, such Shares will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                             /s/ Perkins Coie LLP

                                             Perkins Coie LLP